UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 31, 2007

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Federal Home Loan Bank of New York (the "Bank") obtains most of its funds from the sale of debt securities, known as consolidated obligations, in the capital markets. Consolidated obligations, which consist of bonds and discount notes, are by regulation the joint and several obligations of the twelve Federal Home Loan Banks. The Federal Home Loan Banks are regulated by the Federal Housing Finance Board (the "Finance Board") and the Finance Board regulations authorize the Finance Board to require any Federal Home Loan Bank to repay all or a portion of the principal of or interest on consolidated obligations for which another Federal Home Loan Bank is the primary obligor. Consolidated obligations are sold to the public through the Office of Finance using authorized securities dealers. Consolidated obligations are backed only by the financial resources of the twelve Federal Home Loan Banks and are not guaranteed by the United States government.

Schedule A sets forth all consolidated obligation bonds and discount notes committed to be issued by the Federal Home Loan Banks, for which the Bank is the primary obligor, on the trade dates indicated, other than discount notes with a maturity of one year or less that are issued in the ordinary course of business. Schedule A also includes any consolidated obligations with a remaining maturity in excess of one year, if any, for which we have assumed the primary repayment obligation from another Federal Home Loan Bank.

We may elect to change our method of reporting information on the issuance or assumption of consolidated obligations at any time. In reviewing the information in this Current Report on Form 8-K, please note:

• although consolidated obligations issuance is material to the Bank, we have not made a judgment as to the materiality of any particular consolidated obligation or obligations;
• Schedule A does not address any interest-rate exchange agreements (or other derivative instruments) which we may enter into as a result of our asset and liability management strategies and that may be associated, directly or indirectly, with one or more of the reported consolidated obligations;
• Schedule A will not enable a reader to track changes in the total consolidated obligations outstanding for which we are the primary obligor because Schedule A generally excludes consolidated obligation discount notes with a maturity of one year or less and does not reflect whether the proceeds from the issuance of the reported consolidated obligations will be used to, among other things, satisfy called or maturing consolidated obligations. We will report the total consolidated obligations outstanding for which we are the primary obligor in our periodic reports filed with the Securities and Exchange Commission; and
• the principal amounts reported on Schedule A represent the principal amount of the reported consolidated obligations at par, which may not correspond to the amounts reported in our financial statements prepared in accordance with generally accepted accounting principles contained in our periodic reports filed with the Securities and Exchange Commission, because the par amount does not account for, among other things, any discounts, premiums or concessions.

Item 8.01 Other Events.

Each month, the Chief Executive Officer of the Bank issues a ‘Report from the President’ (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of July 2007 issued on August 2, 2007 appears below.

August 2, 2007

TO: All Stockholders
(Individually Addressed)

SUBJECT: Report for the Month

At the Bank

Board Approves Second-Quarter Dividend of 7.50%

I am pleased to report that the Executive Committee of our Board of Directors has approved a dividend for the second quarter of 2007 at the rate of 7.50% (annualized). The dividend was credited to member financial institutions on July 31, 2007. The Federal Home Loan Bank of New York’s ("FHLBNY") dividend rate for the first quarter, paid in April 2007, was 7.50%. The dollar amount distributed for the second-quarter dividend was approximately $69 million. The dividend reflects the Bank’s low risk profile and conservative investment strategy.

Please note future dividend rates may be significantly different from the current rate as a result of a number of factors. These factors include: the effects of derivatives accounting (SFAS 133), overall interest rates, demand for our products, and our ability to achieve targeted returns on our investments. In addition, payment of a dividend remains within the discretion of the Bank’s Board of Directors and subject to certain regulatory requirements.

Unaudited Second-Quarter Results

The Home Loan Bank had net income of $70.6 million for the second quarter, representing a 6.4 percent decline in net income as compared to the $75.4 million for the second quarter of 2006. Through the first six months of 2007, the Bank’s net income was $141.9 million, an increase of $3.8 million over the same period last year. The June 30, 2007, retained earnings after the dividend payment will be approximately $311 million.

Second-Quarter 2007 Balance Sheet Highlights

Total assets increased 5.1 percent to $85.9 billion at June 30, 2007, up from $81.7 billion at the end of 2006. Advances increased 3.8 percent to $61.2 billion, compared with $59.0 billion on December 31, 2006, and represented 71.3 percent of total assets. Investments and short-term money-market instruments rose to $22.3 billion at June 30, 2007, up from $20.5 billion on December 31, 2006. Mortgage assets were largely unchanged at $1.5 billion at June 30, 2007, compared with the end of last year, and represented less than 2 percent of total assets. Capital rose slightly to $4.0 billion at June 30, 2007, compared with $3.9 billion on December 31, 2006.

Additional financial and other disclosures regarding the Bank may be found on the SEC website at http://www.sec.gov/edgar/searchedgar/webusers.htm.

Nominations Period Opening for 2007 Election of Directors of the Home Loan Bank

On July 9, 2007, nomination certificates and related information regarding the 2007 Director election process were mailed to all eligible participating stockholders in New Jersey and New York. This year, two seats for New Jersey and two seats for New York are up for election. No seats for Puerto Rico and the U.S. Virgin Islands will be up for election this year. Each of the individuals elected will serve a three-year term starting on January 1, 2008. The deadline to return your nomination certificates to the FHLBNY is 5:00 p.m. on August 8, 2007.

Back in Manhattan After the Blast

July was a challenging month for operations at the Home Loan Bank. Adjacent to the northeast corner of the building where our Bank is headquartered, 101 Park Avenue, there was a major steam pipe explosion (41st Street and Lexington Avenue) on July 18. We were all able to exit the building safely, and the Bank immediately and smoothly switched to our operations center in Jersey City, New Jersey, from which we operated until July 24. This was the fourth time in 14 years that the Bank implemented our disaster response plan. I am sure that you take pride in the dedicated team of professionals at the Home Loan Bank who once again have taken extraordinary action to keep the Bank operating for you, our community member lenders. They executed well.

All of us at the Home Loan Bank appreciate the expressions of concern and support that we received from our colleagues and customers.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Schedule A, containing information pertaining to consolidated obligations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

August 2, 2007	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Schedule A, containing information pertaining to consolidated obligations.